Exhibit 10.6
FORM OF
AMENDED AND RESTATED
RESTRICTED SHARE AGREEMENT
FOR BONUS RESTRICTED SHARES
UNDER THE
RAILAMERICA, INC. OMNIBUS STOCK INCENTIVE PLAN
          This Agreement (this “Agreement”) is entered into as of September ___, 2009, by and between RailAmerica, Inc., a Delaware corporation (the “Company”), and [_________] (the “Participant”), effective upon and in connection with the initial public offering of the Shares (the “Effective Date”). As of the Effective Date, this Agreement amends and restates the Restricted Share Agreements for Bonus Restricted Shares entered into by and between the Company and the Participant on each of July 15, 2008 and March 1, 2009. Capitalized terms used without definition herein shall have the meaning ascribed to them in the RailAmerica, Inc. Omnibus Stock Incentive Plan (the “Plan”).
     1. Grant of Restricted Shares. On July 15, 2008, the Company granted to the Participant [_________] Shares, as adjusted for the 90-1 split of the Shares on September 22, 2009 (the “2008 Restricted Shares”). On March 1, 2009, the Company granted to the Participant [_________] Shares, as adjusted for the 90-1 split of the Shares on September 22, 2009 (the “2009 Restricted Shares” and together with the 2008 Restricted Shares, the “Restricted Shares”). The Restricted Shares are subject to all of the terms and conditions of this Agreement and the Plan.
     2. Lapse of Restrictions.
          (a) General. Subject to the provisions set forth below, the restrictions on Transfer set forth in Section 8 hereof shall lapse (or have lapsed) with respect to the number of Restricted Shares specified for each date set forth below under the column captioned “Vesting Date” (each such date, a “Vesting Date”) as follows:
2008 Restricted Shares

Number of
Vesting Date	Restricted Shares
April 1, 2009	[_________]
April 1, 2010	[_________]
April 1, 2011	[_________]
2009 Restricted Shares

Number of
Vesting Date	Restricted Shares
March 1, 2010	[_________]
March 1, 2011	[_________]
March 1, 2012	[_________]
subject in each case to the continued employment of the Participant by the Company or a Subsidiary from the date hereof through the relevant Vesting Date, and provided that the Participant has not given notice of resignation, as of each such Vesting Date, subject to Section 2(b). Notwithstanding anything in this Agreement to the contrary, no stock certificates shall be issued for fractional Shares in any event. Upon the vesting of any fractional Restricted Share, such fractional Share shall be settled in cash.
          (b) Following Certain Terminations of Employment. Subject to the next sentence, upon termination of the Participant’s employment with the Company or a Subsidiary for any reason (including the death or Disability of the Participant), any Restricted Shares in respect of which the restrictions described in this Section 2 shall not already have lapsed shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares. Notwithstanding the foregoing:
     (i) if (A) the Participant’s employment is terminated by the Company or a Subsidiary other than for Cause or the Participant terminates his employment with the Company for Good Reason, in each case prior to a Change in Control or more than twelve (12) months after a Change in Control and (B) a waiver and general release reasonably acceptable to the Company is executed by the Participant within thirty (30) days after the date of such termination and becomes effective in accordance with its terms, the Participant shall immediately vest as the owner of all Restricted Shares that have not theretofore vested prior to the date of such termination;
     (ii) in the event the Participant’s employment is terminated by the Company or a Subsidiary other than for Cause or the Participant terminates his employment with the Company for Good Reason, in each case within twelve (12) months after a Change in Control, the Participant shall immediately vest as the owner of all Restricted Shares that have not theretofore vested prior to the date of such termination;
     (iii) in the event the Participant’s employment is terminated by reason of the Participant’s death or Disability, the Participant will immediately vest as the owner of a number of the Restricted Shares that would have vested under Section 2(a) on the next succeeding Vesting Date; and
     (iv) in the event that the Participant voluntarily chooses to “Retire” (as defined in this subparagraph) from employment with the Company or a Subsidiary, then one hundred percent (100%) of the Restricted Shares that are not vested as of the date of such termination shall immediately vest. For the purposes of this Section 2(b)(iv), a Participant shall be considered to have Retired if the Participant provides prior notice of intention to retire and, thereafter, voluntarily terminates employment after having achieved at least sixty (60) years of age and more than sixty (60) months of employment by the Company, a Subsidiary, or a Florida East Coast Railway entity.
           (c) Dispute regarding Termination for Cause. In the event that there is a dispute between the Participant and the Company as to whether “Cause” for termination exists: (x) such termination shall nonetheless be effective and (y) such dispute shall be subject to arbitration in Jacksonville, Florida using the commercial rules of the American Arbitration Association.
           (d) For the purposes of this Agreement, the following terms have the respective meanings set forth below:
     (i) Notwithstanding anything to the contrary in the Plan, “Cause” shall mean (A) the Participant commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company, any of its subsidiaries, or any Affiliate of the Company (excluding the Company and its Subsidiaries) that engages the Participant as an employee or consultant (collectively, “Affiliated Engagers”), including, but not limited to, falsifying any documents or agreements (regardless of form); (B) the Participant materially violates any rule or policy of the Company or its Subsidiaries (1) for which violation an employee may be terminated pursuant to the written policies of the Company or any Subsidiary reasonably applicable to such an employee, (2) which violation results in damage to the Company or any Subsidiary or (3) which, after written notice to do so, the Participant fails to correct within a reasonable time; (C) the Participant materially violates any rule or policy of an Affiliated Engager that is applicable to the Participant which violation results in material damage to such Affiliated Engager or which, after written notice to do so, the Participant fails to correct within a reasonable time; (D) other than solely due to Disability, the Participant willfully breaches or habitually neglects any material aspect of the Participant’s duties assigned to the Participant by the Company or any of its Subsidiaries or any Affiliated Engager, which assignment was reasonable in light of the Participant’s position with the applicable entity (all of the foregoing duties, “Duties”); (E) other than solely due to Disability, the Participant fails, after written notice from, as applicable, the Company, its Subsidiary or an Affiliated Engager, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon such entity or its operations; provided, that, for purposes of this clause (E), such a material adverse impact will be solely determined with reference to the Participant’s Duties and his annual compensation, or consultant compensation, as applicable; (F) the Participant materially fails to comply with a direction from the Chief Executive Officer of the Company, the Board or a senior officer or the board of directors of any Subsidiary of the Company or any Affiliated Engager with respect to a material matter, which direction was reasonable in light of the Participant’s position with the applicable entity; (G) while employed by or providing services to the Company or any of its Subsidiaries, and without the written approval of the Board, the Participant performs services for any other corporation or person which competes with the Company or any of its Subsidiaries or otherwise violates Section 11 hereof, or, while performing services for any Affiliated Engager, without the written approval of such Affiliated Engager, the Participant takes any action which violates any restrictive covenant contained in any agreement between the Participant and such Affiliated Engager, (H) the Participant is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; (I) the Participant engages in any other action that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Participant knew or reasonably should have known, adopted in good faith by the Board or the board of directors of any of the Company’s Subsidiaries from time to time but prior to such action or condition; or (J) any willful breach by the Participant of his fiduciary duties as a director of the Company, and of its Subsidiaries, or any Affiliated Engager.
     (ii) “Good Reason” means the occurrence, without the express prior written consent of the Participant, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by the Participant (which written notice must be delivered within thirty (30) days following the date the Participant becomes aware of the occurrence of such circumstances) that the Participant intends to terminate the Participant’s employment for one of the reasons set forth below: (A) any material reduction in the Participant’s title, duties, authorities, or responsibilities; (B) any material breach by the Company of any agreement between the Company and the Participant; (C) any failure by the Company to pay the Participant the Base Salary or Annual Bonus when required to be so paid pursuant to the terms of the employment agreement (if any) by and between the Company and the Participant (the “Employment Agreement”); (D) any material reduction in the Base Salary (including, once the Participant’s Base Salary is increased, any material reduction in the Participant’s Base Salary below such increased amount) other than, in each case, an across-the-board reduction that applies to all employees or solely to senior executives of the Company; (E) during the one (1) year period following any Change in Control, the failure of any successor to the Company (if any), whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in a writing delivered to the Participant, the obligations of the Company under this Agreement, provided that the Participant was willing and able to execute a new contract providing for the same terms and conditions as those in the Employment Agreement; (F) any relocation of the Participant’s principal place of employment to a location more than fifty (50) miles outside the Jacksonville, Florida metropolitan area or (G) the delivery of a notice of non-renewal by the Company pursuant to Section 2 of the Employment Agreement.
     3. Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Shares. To the extent provided in Section 19 of the Plan with respect to Section 409A compliance, the Administrator may, in its discretion, amend, restructure, terminate or replace the Restricted Shares granted hereunder.
     4. Legend on Certificates. The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE RAILAMERICA, INC. OMNIBUS STOCK INCENTIVE PLAN AND AN AMENDED AND RESTATED RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND RAILAMERICA, INC., COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF RAILAMERICA, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF SUCH RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
     5. Certain Changes. The Administrator may accelerate the date on which the restrictions on Transfer set forth in Section 8 hereof shall lapse or otherwise adjust any of the terms of the Restricted Shares; provided that, subject to Sections 5 and 19 of the Plan, no action under this Section 5 shall adversely affect the Participant’s rights under this Agreement.

     6. Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery, or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:
To the Company:
RailAmerica, Inc.
7411 Fullerton Street
Suite 300
Jacksonville, Florida 32256
Attention: General Counsel
To the Participant:
at the address as it appears in the Company’s books and records or at such other place as the Participant shall have designated by notice as herein provided to the Company.
     7. Securities Laws Requirements. The Company shall not be obligated to issue Shares to the Participant free of the restrictive legend described in Section 4 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended, or any other federal or state statutes having similar requirements that may be in effect at the relevant time.
     8. Protections Against Violations of Agreement. Until such time as the Restricted Shares are fully vested in accordance with Section 2 hereof, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Shares or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of this Agreement will be valid, except with the prior written consent of the Board of Directors of the Company, which consent may be granted or withheld in the sole discretion of such Board of Directors. Any purported Transfer of Restricted Shares or any economic benefit or interest therein in violation of this Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Restricted Shares or any economic benefit or interest therein transferred in violation of this Agreement shall not be entitled to be recognized as a holder of such Shares. In addition, unless the Administrator determines otherwise, upon any attempted Transfer of Restricted Shares or any rights in respect of Restricted Shares, before the vesting thereof, such Restricted Shares, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.
     9. Taxes. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect to the Restricted Shares (or, if the Participant makes an election under Section 83(b) of the Code in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold at the lowest applicable rate determined by the Company under applicable tax laws with respect to the Restricted Shares. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, with the approval of the Administrator, in its sole discretion, by electing to have the Company withhold Shares from delivery or by delivering already owned unrestricted Shares to the Company, in each case, Shares having a value equal to, or less than, the minimum amount of tax required to be withheld, and paying any balance of the amount required to satisfy withholding requirements in cash. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional share amounts remaining after the Company’s payments with respect to the Participant’s tax obligations shall be settled in cash. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.
          THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO ASSIST THE PARTICIPANT IN MAKING THIS FILING.
          The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change, and it is the sole responsibility of the Participant to obtain the Participant’s own advice as to the tax treatment of the terms of this Agreement.
          BY SIGNING THIS AGREEMENT, THE PARTICIPANT REPRESENTS THAT THE PARTICIPANT HAS REVIEWED WITH THE PARTICIPANT’S OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT THE PARTICIPANT IS RELYING SOLELY ON SUCH ADVISORS, AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY, OR ANY AFFILIATE THEREOF, OR ANY AGENT OF THE COMPANY OR ANY AFFILIATE THEREOF. THE PARTICIPANT UNDERSTANDS AND AGREES THAT THE PARTICIPANT (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     11. Restrictive Covenants. By virtue of the Participant’s employment with the Company or a Subsidiary, the Participant acknowledges that, during the period of his employment with the Company or any of its Subsidiary, he shall have access to trade secrets and other valuable confidential business and professional information, knowledge and data relating to the Company and its Affiliates and their respective businesses, will meet and develop relationships with prospective and existing suppliers, financing sources, clients, customers and employees of the Company and its Affiliates and will receive extraordinary or specialized training in the short-line railroad business.

          (a) Noncompetition; Nonsolicitation. The Participant agrees that during the period of the Participant’s employment with the Company or any of its Subsidiaries and for the one (1) year period immediately following termination of such employment for any reason, the Participant shall not:
     (i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in the operation of short-line railroads anywhere in North America that has revenues of at least $200 million per year; or
     (ii) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its Affiliates, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any of its Affiliates or any person who within six months before had been a nonclerical employee of the Company or any of its Affiliates and was recruited or solicited for such employment or other retention while an employee of the Company or any of its Affiliates (other than any of the foregoing activities engaged in with the prior written approval of the Company); or
     (iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any Subsidiary of the Company to terminate such agency or business relationship.
Nothing contained in this Agreement shall limit or otherwise affect the ability of the Participant to own not more than one percent (1.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with the Company or any of its Subsidiaries, provided that such investment is a passive investment and such Participant is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.
          (b) Disparaging Comments. The Participant agrees that during the period of the Participant’s employment with the Company or any of its Subsidiaries and thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any of its Subsidiaries or, after termination of the Participant’s employment relationship with the Company or any of its Subsidiaries, make any comments concerning any aspect of the termination of their relationship. The obligations of the Participant under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
Nothing contained in this Section 11 shall limit any common law or statutory obligation that the Participant may have to the Company or any of its Affiliates. For purposes of this Section 11, “the Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any transaction, reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate a Participant’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation to the Participant from another Affiliate of the Company to accept employment with such Affiliate.
          (c) Confidentiality. During employment and at all times following termination of employment, the Participant will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its Affiliates, and their respective businesses, including any confidential information as to customers of the Company and its Affiliates (i) obtained by the Participant during employment by the Company or its Affiliates and (ii) not otherwise public knowledge or known within the applicable industry. The Participant shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event the Participant is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Participant will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law. Upon termination of employment with the Company and its Affiliates, or at any time as the Company may request, the Participant will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an Affiliate of the Company, the Participant or a third party) relating to the Company, an Affiliate of the Company or any of their businesses or property which the Participant may possess or have under the Participant’s direction or control other than documents provided to the Participant as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between the Participant and the Company or any of its Affiliates with regard to the Participant’s employment or severance.
          (d) Acknowledgment. The Participant agrees and acknowledges that each restrictive covenant in this Section 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on the Participant, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. The Participant agrees and acknowledges that a portion of the compensation provided to the Participant under this Agreement will be provided in consideration of the covenants contained in this Section 11, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 11 as applied to the Participant or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 11. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, the Participant agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Participant agrees and acknowledges that the breach of this Section 11 will cause irreparable injury to the Company and upon breach of any provision of this Section 11, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 11 shall be construed as an agreement independent of any other provisions in this Agreement.
     12. Incorporation of Plan. The Plan is hereby incorporated by reference into, and made a part of, this Agreement, and the Restricted Shares and this Agreement shall be subject to all terms and conditions of the Plan.
     13. Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent, except as provided in Sections 5 and 19 of the Plan. To the extent the terms of Section 11 hereof conflict with any prior agreement between the parties related to such subject matter, the more restrictive provisions shall be deemed to apply. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no affect on the interpretation hereof.
     14. Survival of Terms. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates, including the Fortress Entities, and their respective successors and assigns and the Participant and the Participant’s heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting the Participant the right to Transfer any of the Restricted Shares, except in accordance with this Agreement and any transferee shall hold the Restricted Shares having only those rights, and being subject to the restrictions, provided for in this Agreement.
     15. Rights as a Shareholder.
          (a) Except as otherwise expressly provided in this Agreement, the Participant will have all of the rights of a shareholder with respect to all of the Restricted Shares (until and unless the Restricted Shares are forfeited), including, without limitation, the right to vote such shares (subject to Section 15(b) hereof) and the right to receive all dividends or other distributions with respect to such Shares, both prior to and after the lapse and removal of the vesting restrictions set forth herein, and, if Shares are ultimately forfeited, prior to such forfeiture. In connection with the payment of any dividends, distributions or other type of payment to the Participant in respect of the Restricted Shares, the Company shall be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the Participant’s account.
          (b) To the fullest extent permitted by applicable law, the Participant hereby appoints the Fortress Fund IV GP L.P. as the Participant’s proxy with respect to all unvested Restricted Shares of which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the Stock of the Company, with full power to vote and act for the Participant with respect to such Restricted Shares in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the Stock of the Company in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence. The proxies hereby granted by the Participant are coupled with an interest and are, and shall be, irrevocable by the Participant until any such unvested Restricted Shares vest in accordance with the terms of this Agreement, in which case such proxy shall automatically terminate with respect to such vested Restricted Shares. Fortress Fund IV GP L.P. shall have full power to substitute another person as the Participant’s proxy and to revoke the appointment of any such substitute proxy. Concurrently herewith, the Participant is hereby executing and delivering to the Company an irrevocable proxy in the form of Exhibit A attached hereto, and the Participant hereby agrees that the Participant shall execute and deliver any further instrument, and take all other actions, reasonably requested by Fortress Fund IV GP L.P. from time to time to evidence or otherwise give effect to the provisions of this Section 15(b).
     16. Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Shares, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Affiliate thereof for any period of time or at any specific rate of compensation.
     17. Authority of the Administrator; Disputes. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
     18. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.
     19. Miscellaneous.
     (a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and the Participant. As of the date hereof, this Agreement shall supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, which have been made by either party or any Affiliate thereof, including, without limitation, the Restricted Share Agreement for Bonus Restricted Shares made as of [___] between the Participant and the Company.
     (b) In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Stock of the Company as a stock (or share) dividend, stock (or share) split, spin-off, reclassification or recapitalization in connection with any merger, amalgamation, continuation into another jurisdiction or reorganization, the restrictions, rights and options set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Stock acquired hereunder on, or with respect to, which such other capital stock was distributed.
     (c) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, the Participant shall be valid and binding upon any and all persons or entities (other than the Company and its Affiliates, including the Fortress Entities) who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the Restricted Shares.
     (d) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.
     (e) The obligations of the Company and the Participant under this Agreement which by their nature may require either partial or total performance after the Participant’s employment by the Company and its Subsidiaries is terminated shall survive such termination of employment.
     (f) Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.
     (g) The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections.
     (h) Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply. Words herein of any gender are deemed to include each other gender.
     (i) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.
     (j) The Participant hereby irrevocably consents and agrees that (except as otherwise set forth in Section 2(c) hereof), any legal action, suit or proceeding against it with respect to its obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court for the Middle District of Florida or in the courts of the State of Florida, and, by execution and delivery of this Agreement, the Participant, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Participant’s address set forth in this Agreement.
     (k) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction. This provision does not affect a party’s right to bring an action under this Agreement in the United States District Court for the Middle District of Florida.
     (l) The parties agree that this Agreement will be administered in accordance with the requirements of Section 409A of the Code, to the extent applicable, and will be amended to the extent and at the time required by Section 409A and regulations issued thereunder.
     (m) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES SUCH PARTY’S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

RAILAMERICA, INC.
By:
Name:
Title:

Name:

[Signature Page to Restricted Share Agreement]

Exhibit A
Irrevocable Proxy pursuant to
Section 15(b) of the Restricted Share Agreement
With RailAmerica, Inc. (“RailAmerica”)
Dated September ____, 2009 (the “Agreement”)
Effective as of the Effective Date of the Agreement (as defined in the Agreement), I, [ ], being a shareholder of RailAmerica, HEREBY APPOINT Fortress Fund IV GP L.P. to be my proxy for and in my name, place and stead to attend all meetings of the shareholders of RailAmerica and to vote any and all shares in RailAmerica at the time standing in my name and to exercise all consensual rights in respect of such shares (including, without limitation, giving or withholding written consents of shareholders and calling special general meetings of shareholders) within the scope and pursuant to terms set out in Section 15(b) of the Agreement.
Signed this ____ day of September, 2009

Name: